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                                                                      EXHIBIT 11

                          THE COLONIAL BANCGROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                                                1997            1996            1995
                                                             ----------      ----------      ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
A.   Net income............................................
                                                              $77,191         $50,214         $46,465
B.   Interest expense on convertible debentures............
                                                                  470             689           1,660
C.   Tax effect of (B) above...............................
                                                                  175             244             585
D.   Average basic shares outstanding......................
                                                               42,034          38,615          35,696
E.   Dilutive potential common shares(1)...................
                                                                1,402           1,770           3,725

EARNINGS PER COMMON SHARE:
Net income:
    Basic (A/D)............................................
                                                              $  1.84         $  1.30         $  1.30
    Diluted (A+B-C)/(D+E)..................................
                                                              $  1.78         $  1.25         $  1.21

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(1) Includes the effect of the average contingent shares from BancGroup's issue of convertible subordinated debentures; computed by dividing the outstanding balance of the convertible debentures by the conversion price. Also includes the effect of stock options.